Dr. Kelly Wei Joins NVE Corporation’s Board of Directors

EDEN PRAIRIE, Minn.—May 13, 2024—NVE Corporation (Nasdaq: NVEC) announced today that its Board of Directors elected Kelly Wei, Ph.D. to join the Board, effective today, filling the unexpired term of Richard W. Kramp, who passed away recently. Dr. Wei will also serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Kramp’s unexpired term ends at NVE’s 2024 annual shareholders’ meeting. The Board expects to nominate Dr. Wei for a full term at that shareholders’ meeting.

“We are pleased to welcome Dr. Kelly Wei to our Board,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D. “Her strong management, technical, and medical device experience, and her engineering and medical education make her exceptionally qualified to serve as a director.”

Dr. Wei is Vice President of Corporate Strategy at Medtronic plc. She has held various scientific, engineering, management, and senior management positions at Medtronic since 2007. Dr. Wei started her career as a senior research scientist in cardiac rhythm and disease management at Boston Scientific Corporation in 2004. She has been a member of the Board of Trustees of the Williams Syndrome Association since 2021, and a member of the Board of Directors of Abova, Inc. since February 2024. Abova is a privately-held oral and overall health, technology and science-driven company. She is also a certified executive coach. Dr. Wei has a Ph.D. in Electrical Engineering and an M.S. in Computer Engineering from Rensselaer Polytechnic Institute, an M.S. in Integrative Biology and Physiology from the University of Minnesota Medical School, and a B.S. in Electrical Engineering from Huazhong University of Science and Technology.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

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